Exhibit 99.1

Ekso Bionics Reports Second Quarter 2019 Results

RICHMOND, Calif., August 1, 2019 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2019.

Recent Highlights and Accomplishments

•	Increased second quarter 2019 revenues to $3.3 million, compared to $3.0 million for the same period of 2018.
•	Gross margin increased to approximately 48% in the second quarter of 2019, compared to 33% in the same period of 2018.
•	Total operating expenses decreased 18% to $6.7 million in the second quarter of 2019, compared to $8.2 million in the same period of 2018.
•	Cash used in operating activities decreased to $9.7 million in the six months ended June 30, 2019, compared to $12.8 million in the first six months of 2018.
•	Booked 22 EksoGT units in the second quarter of 2019, two of which were rental units and 11 of which were previously rented units that were converted to capital purchases.
•	Announced the appointment of Bill Shaw as Chief Commercial Officer in May 2019.
•	Announced the expansion of Ekso’s medical device portfolio with EksoUE, an upper extremity rehabilitation device, in July 2019.

“Second quarter growth was primarily the result of higher sales and a higher rental-to-sale conversion rate of EksoGT units in the U.S.,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “These gains were partially offset by softer performance in the Europe and APAC regions. Looking ahead, we expect that the appointment of Bill Shaw, an experienced sales leader in the global robotics industry, as Chief Commercial Officer, will help drive increased traction in our key markets. The expansion of our U.S. customer base increases our confidence in our progress in educating current and potential customers about the benefits that our EksoGT exoskeletons provide to patients and care providers. Our focus remains on strengthening our customer pipeline and maintaining a disciplined approach to managing costs, which helped increase second quarter gross margins and decrease operating expenses and production costs, compared with the same period in 2018.”

Second Quarter 2019 Financial Results

Revenue was $3.3 million for the quarter ended June 30, 2019, compared to $3.0 million for the same period in 2018. Revenue in the second quarter of 2019 included approximately $2.8 million in EksoHealth revenue, compared to $2.4 million in the same period in 2018, and $0.4 million in EksoWorks sales, compared to $0.6 million in the same period in 2018. The Company booked 22 EksoGT units in the second quarter of 2019, including two rental units.

Gross profit for the quarter ended June 30, 2019 was $1.6 million, compared to $1.0 million in the same period in 2018, representing a gross margin of approximately 48%, compared to a gross margin for the same period in 2018 of 33%. The overall increase in gross margin is primarily due to higher average selling prices and lower production costs of the Company’s EksoGT devices.

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Sales and marketing expenses for the quarter ended June 30, 2019 were $3.0 million, compared to $3.9 million for the same period in 2018, a decrease of $0.9 million or approximately 23%. The decrease was primarily due to lower general marketing and trade show expenses and a decrease in clinical trial activities as the Company nears completion of the WISE (Walking Improvement for spinal cord injury with Exoskeletons) study.

Research and development expenses for the quarter ended June 30, 2019 were $1.5 million, compared to $1.4 million for the same period in 2018.

General and administrative expenses for the quarter ended June 30, 2019 were $2.1 million, compared to $2.8 million for the same period in 2018, a decrease of $0.7 million or approximately 25%. The decrease was primarily due to lower external consulting costs associated with business development related activities in China and lower legal expenses.

Net loss applicable to common stockholders for the quarter ended June 30, 2019 was $3.1 million, or $0.04 per basic and diluted share, compared to $8.0 million, or $0.13 per basic and diluted share, for the same period in 2018.

Six months ended June 30, 2019

Revenue for the six months ended June 30, 2019 was $6.9 million, which includes approximately $5.7 million in EksoHealth revenue, and $1.2 million in EksoWorks sales, compared to $5.5 million for the same period in 2018. The increase in revenue for the 2019 period is primarily due to a higher volume of EksoGT sales.

Gross profit for the six months ended June 30, 2019 was approximately $3.2 million, representing a gross margin of approximately 46%. This compares to gross profit of $1.7 million for the same period in 2018, representing a gross margin of 32%. The increase was primarily due to higher average selling prices and lower production costs of EksoGT devices.

Sales and marketing expenses were $5.8 million for the six months ended June 30, 2019, compared to $7.8 million for the same period in 2018, a decrease of $1.9 million. The decrease was primarily due to lower general marketing and trade show expenses and a decrease in clinical trial activities.

Research and development expenses were $2.9 million for the six months ended June 30, 2019, compared to $3.2 million in the same period in 2018, a decrease of $0.3 million.

General and administrative expenses were $4.4 million for the six months ended June 30, 2019, compared to $6.6 million in the same period in 2018, a decrease of $2.1 million. The decrease was primarily due to an absence of a one-time severance to the departure of the former chief executive officer, lower external consulting costs and activities to establish a leaner, more efficient organization.

Net loss applicable to common shareholders for the six months ended June 30, 2019 was $9.6 million, or $0.14 per basic and diluted share, compared to $15.9 million, or $0.26 per basic and diluted share, for the same period in 2018.

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Cash on hand at June 30, 2019 was $13.3 million, compared to $7.7 million at December 31, 2018. For the six months ended June 30, 2019, the Company used $9.7 million of cash in operations, compared to $12.8 million for the same period in 2018.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13692589. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and expectation of management for future operations, including the Company’s priorities for 2019, sales performance, plans to build on the company’s sales pipeline and the Company’s efforts to create value for customers, patients and shareholders, (ii) the benefits of, enthusiasm for, adoption of and market awareness of the Company’s products, (iii) the Company's future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended June 30, 2019, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, regulatory intervention resulting in the inability of the Company to execute its strategic plans and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:

David Carey

212-867-1768

dcarey@lazarpartners.com

Media Contact:

Carrie Yamond Mas

917-371-2320

CMas@eksobionics.com

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	June 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash	$13,262	$7,655
Accounts receivable, net	4,541	3,660
Inventories, net	3,724	3,371
Prepaid expenses and other current assets	606	281
Total current assets	22,133	14,967
Property and equipment, net	1,816	2,365
Right-of-use-asset	1,277	0
Goodwill	189	189
Other assets	168	134
Total assets	$25,583	$17,655
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	2,480	3,156
Accrued liabilities	2,768	3,541
Deferred revenues, current	1,369	1,102
Note payable, current	2,333	2,333
Lease liabilities, current	393	0
Total current liabilities	9,343	10,132
Deferred revenue	1,761	1,495
Note payable, net	1,535	2,648
Lease liabilities	934	0
Warrant liabilities	6,561	585
Other non-current liabilities	45	67
Total liabilities	20,179	14,927
Stockholders' equity:
Common stock	75	63
Additional paid-in capital	186,142	173,903
Accumulated other comprehensive loss	(50)	(92)
Accumulated deficit	(180,763)	(171,146)
Total stockholders' equity	5,404	2,728
Total liabilities and stockholders' equity	$25,583	$17,655

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenue	3,262	2,967	6,878	5,486
Cost of revenue	1,702	2,000	3,719	3,750
Gross profit	1,560	967	3,159	1,736

Operating expenses:
Sales and marketing	3,039	3,933	5,848	7,786
Research and development	1,499	1,389	2,883	3,197
General and administrative	2,120	2,827	4,437	6,564
Change in fair value, contingent consideration	-	3	1	(15)
Total operating expenses	6,658	8,152	13,169	17,532

Loss from operations	(5,098)	(7,185)	(10,010)	(15,796)

Other income (expense), net:
Interest expense	(107)	(160)	(228)	(324)
Gain (loss) on revaluation of warrant liability	2,737	(213)	1,615	520
Loss on modification of warrants	-	-	(257)	-
Warrant issuance expense	(706)	-	(706)	-
Other income (expense) , net	108	(420)	(31)	(277)
Total other income (expense), net	2,032	(793)	393	(81)

Net loss	$(3,066)	$(7,978)	$(9,617)	$(15,877)

Basic and diluted net loss per share	$(0.04)	$(0.13)	$(0.14)	$(0.26)

Weighted average number of shares of common stock, basic and diluted	70,702	60,621	67,886	60,386

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